                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                             AsiaInfo Holdings, Inc.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    04518A104
                                   -----------
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------

             (Date of Event Which Require Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:
                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 13 Pages
                             Exhibit Index: Page 11

- ----------------------                                    ----------------------
CUSIP No.  04518A104                  13G                 Page  2 of 13 Pages
- ----------------------                                    ----------------------

- ---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Ventures, L.P.
           I.R.S. Identification No. 13-3784037
- ---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]
                                                             (b) [x]

- ---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

- ---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

- -------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             4,025,105
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 -0-

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            4,025,105

- ---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,025,105

- ---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [ ]

- ---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.3%

- ---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN

- ---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

- ----------------------                                    ----------------------
CUSIP No. 04518A104                  13G                  Page 3 of 13 Pages
- ----------------------                                    ----------------------

- ---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Ventures International, L.P.

- ---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]
                                                          (b) [x]

- ---------- ---------------------------------------------------------------------

        3  SEC USE ONLY

- ---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda

- -------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             4,025,105
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 -0-

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            4,025,105

- ---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,025,105

- ---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [ ]

- ---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.3%

- ---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN

- ---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

- ----------------------                                    ----------------------
CUSIP No. 04518A104                13G                    Page 4 of 13 Pages
- ----------------------                                    ----------------------

- ---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus & Co.
           I.R.S. Identification No. 13-6358475
- ---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]
                                                         (b) [x]

- ---------- ---------------------------------------------------------------------

        3  SEC USE ONLY

- ---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York

- -------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             8,050,210
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 -0-

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            8,050,210

- ---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,050,210

- ---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [ ]

- ---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           16.6%

- ---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN

- ---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

- ----------------------                                    ----------------------
CUSIP No. 04518A104                 13G                   Page 5 of 13 Pages
- ----------------------                                    ----------------------

- ---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           E.M. Warburg, Pincus & Co., LLC
           I.R.S. Identification No. 13-3536050

- ---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]
                                                        (b) [x]

- ---------- ---------------------------------------------------------------------

        3  SEC USE ONLY

- ---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York

- -------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             8,050,210
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 -0-

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            8,050,210

- ---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,050,210

- ---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [ ]

- ---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           16.6%

- ---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00

- ---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).          Name of Issuer:
- ---------           --------------

                    AsiaInfo Holdings, Inc. (the "Issuer")

Item 1(b).          Address of Issuer's Principal Executive Offices:
- ---------           -----------------------------------------------

                    4th Floor, Ligong Science & Technology Tower
                    18 Baishiquiao Road, Haidian District
                    Beijing  100081, China

Items 2(a),         Name of Person Filing; Address of Principal
(b) and (c)         Business Office:
- -----------         ---------------

                    This statement is filed by and on behalf of
                    (a) Warburg, Pincus Ventures, L.P., a
                    Delaware limited partnership ("WPV"); (b)
                    Warburg, Pincus Ventures International, L.P., a Bermuda limited partnership ("WPVI"); (c) Warburg, Pincus & Co., a New York general partnership ("WP"); and (d) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), which manages each of WPV and WPVI (collectively, the Reporting Persons"). Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

                    Each WPV and WPVI have shared ownership and voting dispositive power with respect to 4,025,105 shares of Common Stock (as defined below). Each WP and EMW LLC have shared ownership and voting dispositive power with respect to 8,802,970 shares of Common Stock.

Item 2(d).          Title of Class of Securities:
- ---------           ----------------------------

                    Common Stock, par value $0.01 per share (the "Common Stock")

Item 2(e).          CUSIP Number:
- ---------           ------------

                    04518A104

Item 3.             Not Applicable
- ------

Item 4.             Ownership:
- ------              ---------

                    Warburg Pincus Ventures, L.P.

                    (a)    Amount beneficially owned: 4,025,105
                           shares of Common Stock, as of December 31, 2000.

                    (b)    Percent of Class: 8.3%

                    (c)    (i)    Sole power to vote or direct the
                                  vote:  -0-
                           (ii)   Shared power to vote or direct the
                                  vote:  4,025,105
                           (iii)  Sole power to dispose of or direct
                                  the disposition of:  -0-
                           (iv)   Shared power to dispose of or
                                  direct the disposition of:
                                  4,025,105

                    Warburg Pincus Ventures International, L.P.
                    -------------------------------------------

                    (a)    Amount beneficially owned: 4,025,105
                           shares of Common Stock, as of December 31, 2000.

                    (b)    Percent of Class: 8.3%

                    (c)    (i)    Sole power to vote or direct the
                                  vote: -0-
                           (ii)   Shared power to vote or direct the
                                  vote:  4,025,105
                           (iii)  Sole power to dispose of or direct
                                  the disposition of:  -0-

                           (iv)   Shared power to dispose of or
                                  direct the disposition of: 4,025,105

                    Warburg Pincus & Co.
                    --------------------

                    (a) Amount beneficially owned: 8,802,970 shares of Common Stock, as of December 31, 2000.

                    (b) Percent of Class: 16.6%

                    (c) (i)   Sole power to vote or direct the
                              vote: -0-
                        (ii)  Shared power to vote or direct the
                              vote:   8,802,970
                        (iii) Sole power to dispose of or direct
                              the disposition of: -0-
                        (iv) Shared power to dispose of or direct the disposition of: 8,802,970

                    E.M. Warburg Pincus & Co., LLC
                    ------------------------------

                    (a) Amount beneficially owned: 8,802,970 shares of Common Stock, as of December 31, 2000.

                    (b) Percent of Class: 16.6%

                    (c) (i)   Sole power to vote or direct the
                              vote: -0-
                        (ii)  Shared power to vote or direct the
                              vote:    8,802,970
                        (iii) Sole power to dispose of or direct
                              the disposition of: -0-
                        (iv)  Shared power to dispose of or
                              direct the disposition of: 8,802,970

Item 5.             Ownership of Five Percent or Less of a Class:
- ------              --------------------------------------------

                    Not Applicable.

Item 6.             Ownership of More than Five Percent on Behalf
- -------             ---------------------------------------------
                    of Another Person:
                    ------------------

                    Not Applicable

Item 7.             Identification and Classification of the
- ------              ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    -----------------------------------------

                    Not Applicable

Item 8.             Identification and Classification of
- ------              -------------------------------------
                    Members of the Group:
                    --------------------

                    Not Applicable

Item 9.             Notice of Dissolution of Group:
- ------              ------------------------------

                    Not Applicable

Item 10.            Certification:
- -------             -------------

                    Not Applicable

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2001


                                    WARBURG, PINCUS VENTURES, L.P.

                                    By: WARBURG, PINCUS & CO., General Partner

                                    By: /s/ Scott A. Arenare
                                        ------------------------------
                                        Scott A. Arenare, Attorney-In-Fact


                                    WARBURG, PINCUS VENTURES INTERNATIONAL, L.P.

                                    By: WARBURG, PINCUS & CO., General
                                        Partner

                                    By: /s/ Scott A. Arenare
                                        ------------------------------
                                        Scott A. Arenare, Attorney-In-Fact


                                    WARBURG, PINCUS & CO.

                                    By: /s/ Scott A. Arenare
                                        ------------------------------
                                        Scott A. Arenare, Attorney-In-Fact


                                    E.M. WARBURG, PINCUS & CO., LLC

                                    By: /s/ Scott A. Arenare
                                        ------------------------------
                                        Scott A. Arenare, Vice President

                                  EXHIBIT INDEX
                                  -------------

                                                                            Page
                                                                            ----

Joint Filing Agreement, dated February 13, 2001,
among the signatories to this Schedule 13G.                                 12